Par Pacific Holdings, Inc. Successfully Closes Acquisition of 33 Cenex® Zip Trip Retail Locations in Washington and Idaho
HOUSTON, March 23, 2018 /PRNewswire/ -- Par Pacific Holdings, Inc. (NYSE: PARR) ("Par Pacific") announced today that it has successfully completed its acquisition of 33 Cenex® Zip Trip convenience stores from CHS Inc. for total consideration of $70 million plus the agreed value of inventory. Par Pacific anticipates Adjusted EBITDA from the acquired stores to be approximately $7.0 to $7.5 million in the first full year of operations.
As part of the transaction, the parties have entered into a multi-year branded petroleum marketing agreement for the continued supply of Cenex-branded refined products to the Cenex® Zip Trip stores. In addition, the parties have entered into a multi-year supply agreement pursuant to which an affiliate of Par Pacific will supply refined products to CHS within the Rocky Mountain and Pacific Northwest markets.
"We are pleased to close this acquisition, which extends our Rocky Mountain activities and provides an alternative outlet for our Wyoming refining production. We would like to welcome our new colleagues to the Par Pacific organization," said William Pate, Par Pacific's President and Chief Executive Officer.
About Par Pacific Holdings, Inc.
Par Pacific Holdings, Inc., based in Houston, Texas, owns, manages and maintains interests in energy, related retailing and infrastructure businesses. Par Pacific's strategy is to identify, acquire and operate energy, related retailing and infrastructure businesses with attractive competitive positions. Par Pacific owns and operates one of the largest energy infrastructure networks in Hawaii with a 94,000-bpd refinery, a logistics network supplying the major islands of the state and 91 retail locations. In Wyoming, Par Pacific owns a refinery and associated logistics network in a niche market. In Idaho and Washington, Par Pacific owns and operates a total of 33 retail locations. Par Pacific also owns 39.1% of Laramie Energy, LLC, which has natural gas operations and assets concentrated in the Piceance Basin in Western Colorado.
Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Our estimate of Adjusted EBITDA cannot be reconciled to our projected Net Income, the closest GAAP measure, without unreasonable efforts. This reconciliation would require estimating amounts that will ultimately be determined in the purchase price allocation, which has not yet been completed, such as depreciation and amortization expense and interest expense and other financing costs, net. A purchase price allocation requires allocating the purchase price to the acquired assets, including property, fixed assets and intangibles, based on their estimated fair value as of the acquisition date.  Our estimate of Adjusted EBITDA is based upon the internal financial statements of CHS Inc. for the twelve months ended December 31, 2017 related to the assets and assumes the operation of the 33 stores with forecasted Adjusted Gross Margin of approximately $25 to $27 million during a twelve month period.
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), DD&A, impairment expense, inventory valuation adjustments (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase obligation, and purchase price allocation adjustments), and unrealized gains (losses) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) less inventory valuation adjustments and unrealized gains (losses) on derivatives. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our RINS obligations and certain hydrocarbon fees, and taxes.  Cost of revenues (excluding depreciation) also includes the unrealized gains (losses) on derivatives and inventory valuation adjustments that we exclude from Adjusted Gross Margin.
Forward-Looking Statements
This press release includes certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the "safe harbor" from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements with respect to the CHS Inc. retail asset acquisition (the "Acquisition"), the anticipated synergies and other benefits of the Acquisition, the anticipated financial and operating results of the Acquisition and the effect on Par Pacific's cash flows and profitability (including Adjusted EBITDA) are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct.  Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date.  Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. Par Pacific further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.
Contact:
Suneel Mandava
Senior Vice President - Finance
(713) 969-2136
smandava@parpacific.com